Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER OF FISCAL YEAR 2016, REAFFIRMS FULL YEAR EARNINGS GUIDANCE, AND INCREASES SHARE REPURCHASE PROGRAM AUTHORIZATION

MILWAUKEE, April 21, 2016/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its third fiscal quarter ended March 27, 2016.

Highlights:

•	Third quarter fiscal 2016 consolidated net sales were $604 million, a decrease of $15 million or 2.5% compared to the prior year. Net sales decreased $9 million or 1.4% before currency impacts.

•
Third quarter fiscal 2016 consolidated adjusted net income was $34.9 million compared to the adjusted net income of $39.2 million in the third quarter of fiscal 2015. Third quarter fiscal 2016 consolidated net income was $26.8 million compared to the net income of $33.9 million in the third quarter of fiscal 2015.

•
Third quarter fiscal 2016 adjusted diluted earnings per share was $0.80 compared to the adjusted diluted earnings per share of $0.86 last year. Third quarter fiscal 2016 diluted earnings per share was $0.61 compared to the diluted earnings per share of $0.75 last year.

•	The Company recorded a non-cash goodwill impairment charge of $7.7 million during the third quarter of fiscal 2016 within the Job Site reporting unit of its Products Segment.

•	The Company reaffirms full year earnings guidance.

•	The Board of Directors authorized an additional $50 million in share repurchases.

“Our fiscal 2016 third quarter results were impacted by many economic factors.  In the U.S., we continue to be encouraged by the housing recovery as well as some positive signs of regional early season demand for outdoor power equipment.  Our Job Site business continues to be impacted by the downturn in U.S. oil production which is masking the improvements in other areas of our Products Segment.  The first nine months year-over-year negative impact on pre-tax earnings of our Job Site business is $10 million, prior to the impact of the goodwill impairment charge.  We have made solid progress in pivoting to the construction and rental markets; however, there continues to be elevated job site equipment in the channel.  Internationally our sales were down by 16% in the quarter driven by a delayed start to the European lawn and garden market combined with continued global economic uncertainty and a stronger U.S. dollar,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation.  Teske continued, “Despite the headwinds, we continue to see improvement in our Products Segment as we focus more on commercial equipment and driving innovation throughout the segment.  We also see solid performance from our Engines Segment as we continue to introduce engines with new, innovative features. We remain optimistic for the lawn and garden season and for the opportunity for more people to experience our innovative new products that make work easier.”

Consolidated Results:

Consolidated net sales for the third quarter of fiscal 2016 were $604 million, a decrease of $15 million or 2.5% from the third quarter of fiscal 2015. Net sales decreased during the quarter partially due to an unfavorable foreign currency impact, net of price increases, of $6.5 million, predominately related to the weakening of the Euro, Australian Dollar, and

Brazilian Real. Excluding currency impacts, net sales decreased by $9 million. The decrease in net sales was primarily a result of lower shipments in international regions, particularly Europe, Australia and Brazil, as well as lower sales of job site products. Partially offsetting this decrease were increased shipments of engines to customers in North America, higher sales of commercial lawn and garden products in North America, and sales from Billy Goat, which was acquired in May 2015. The third quarter fiscal 2016 consolidated net income and diluted earnings per share, which includes restructuring charges and a goodwill impairment charge, were $26.8 million and $0.61, respectively, compared to net income of $33.9 million and diluted earnings per share of $0.75 in the third quarter of fiscal 2015. The third quarter fiscal 2016 adjusted consolidated net income was $34.9 million or $0.80 per diluted share as compared to adjusted consolidated net income of $39.2 million or $0.86 per diluted share in the third quarter of fiscal 2015.

Consolidated net sales for the first nine months of fiscal 2016 were $1.31 billion, a decrease of $49 million or 3.6% from the first nine months of fiscal 2015. Net sales decreased during the first nine months of fiscal year 2016 partially due to an unfavorable foreign currency impact, net of price increases, of $21.4 million, predominately related to the weakening of the Euro, Australian Dollar, and Brazilian Real. Excluding currency impacts, net sales decreased by $27.9 million. The decrease in net sales was primarily from lower shipments to international regions, and an approximately $20 million decrease in sales of job site products due to higher channel inventory. Partially offsetting this decrease were higher shipments of small engines used on walk mowers to North American customers, increased sales of commercial lawn and garden products, and sales from Billy Goat. Consolidated net income for the first nine months of fiscal 2016, which includes restructuring charges, goodwill impairment charge, acquisition-related charges, litigation charges, and the reinstatement of a deferred tax asset, was $21.2 million or $0.48 per diluted share. The first nine months of fiscal 2015 consolidated net income, which included restructuring charges and acquisition-related charges, was $25.6 million or $0.56 per diluted share. The first nine months of fiscal 2016 adjusted consolidated net income was $34.9 million or $0.79 per diluted share as compared to adjusted consolidated net income of $41.8 million or $0.91 per diluted share in the first nine months of fiscal 2015.

Non-GAAP Financial Measures and Segment Reporting

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted segment income (loss)”, and “adjusted net income (loss)”. Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

The Company concluded that its equity method investments are integral to its business. Beginning with the third quarter of fiscal 2016, the Company is prospectively classifying its equity in earnings of unconsolidated affiliates as a separate line item within income from operations. For periods prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. For all periods presented, equity in earnings from unconsolidated affiliates is included in segment income (loss).

Prior to the third quarter of fiscal 2016, segment income (loss) is defined as income (loss) from operations plus equity in earnings of unconsolidated affiliates. Beginning with the third quarter of fiscal 2016, segment income (loss) is equal to operating income (loss). The Company has included a reconciliation from consolidated segment income (loss) to income (loss) from operations in the accompanying Adjusted Segment Information table.

Engines Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$415,680	$432,248	$827,770	$857,067

Gross Profit as Reported	$99,371	$98,885	$188,783	$189,580
Restructuring Charges	—	—	464	—
Adjusted Gross Profit	$99,371	$98,885	$189,247	$189,580

Gross Profit % as Reported	23.9%	22.9%	22.8%	22.1%
Adjusted Gross Profit %	23.9%	22.9%	22.9%	22.1%

Segment Income as Reported	$52,166	$54,928	$52,195	$59,967
Restructuring Charges	—	—	1,354	—
Litigation Charges	—	—	2,825	—
Adjusted Segment Income	$52,166	$54,928	$56,374	$59,967

Segment Income % as Reported	12.5%	12.7%	6.3%	7.0%
Adjusted Segment Income %	12.5%	12.7%	6.8%	7.0%

Net sales in the third quarter of fiscal 2016 decreased $17 million or 3.8% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $3.4 million, largely due to the weakening of the Euro. Total engine volumes shipped in the quarter decreased by 3.8% or approximately 120,000 engines, mainly attributable to lower shipments into Europe and Asia as OEMs have ordered less due to caution over the global economy, including the strength of the U.S. dollar. Shipments of small engines to North American customers increased in the quarter due to more normal timing of pressure washer production as well as continued strength in walk mower engine shipments. In fiscal 2015 pressure washer production was accelerated earlier in the year to build inventory in advance of the McDonough closure.

Segment income in the third quarter of fiscal 2016 decreased by $2.8 million from the prior year. The gross profit percentage was 23.9% in the third quarter of fiscal 2016, an increase of 100 basis points from the prior year. Expanded margins on new products, manufacturing efficiency improvements and lower material costs contributed to the higher gross profit percentage compared to the third quarter of fiscal 2015. Manufacturing volume was consistent year over year during the third quarter. Partially offsetting the higher gross profit percentage was a 40 basis point unfavorable impact from foreign currency, net of offsetting price increases.

Engineering, selling, general and administrative expenses for the third quarter of fiscal 2016 increased $2.4 million largely due to strategic initiatives and higher costs related to pension expense, partially offset by the benefit of the movement in foreign currency rates.

Products Segment:

	Three Months Ended March		Nine Months Ended March
(In Thousands)	FY2016	FY2015	FY2016	FY2015
Net Sales	$220,845	$211,135	$555,883	$576,313

Gross Profit as Reported	$27,527	$19,908	$81,414	$64,505
Restructuring Charges	580	7,088	5,222	20,780
Acquisition Related Charges	—	—	250	1,172
Adjusted Gross Profit	$28,107	$26,996	$86,886	$86,457

Gross Profit % as Reported	12.5%	9.4%	14.6%	11.2%
Adjusted Gross Profit %	12.7%	12.8%	15.6%	15.0%

Segment Income (Loss) as Reported	$(7,246)	$(8,128)	$(6,767)	$(20,125)
Restructuring Charges	724	8,031	5,762	23,261
Goodwill Impairment	7,651	—	7,651	—
Acquisition Related Charges	—	110	276	1,641
Adjusted Segment Income	$1,129	$13	$6,922	$4,777

Segment Income (Loss) % as Reported	(3.3)%	(3.8)%	(1.2)%	(3.5)%
Adjusted Segment Income %	0.5%	—%	1.2%	0.8%

Net sales in the third quarter of fiscal 2016 increased $10 million or 4.6% from the prior year. Unfavorable foreign currency, net of offsetting price increases, negatively impacted net sales by approximately $3.2 million, primarily related to the Australian Dollar and Brazilian Real. Excluding currency impacts, net sales increased by $12.9 million, primarily from increased sales of high-end residential and commercial lawn and garden equipment through our North American dealer channel and the Billy Goat acquisition. Partially offsetting this increase were lower international sales, primarily in Australia, lower sales of job site products due to high channel inventories and lower sales related to our previously announced strategic decision to exit the sale of lower margin Snapper products.

Adjusted segment income in the third quarter of fiscal 2016 increased by $1.1 million from the prior year. The adjusted gross profit percentage of 12.7% in the third quarter of fiscal 2016 decreased 10 basis points year over year. Adjusted gross margins decreased due to lower manufacturing volume related to job site products and standby generators. Unfavorable foreign currency, net of offsetting price increases, also negatively impacted gross profit percentage by 30 basis points. Partially offsetting the lower gross profit percentage was incremental savings of $2.0 million realized from the previously announced restructuring actions and a favorable sales mix, which improved adjusted gross margins by approximately 90 basis points and was driven by our focus on selling higher margin lawn and garden equipment and the results from last year’s Billy Goat acquisition.

Adjusted engineering, selling, general and administrative expenses in the third quarter of fiscal 2016 increased $0.3 million from the prior year, primarily due to the Billy Goat acquisition, partially offset by the benefit of the movement in foreign currency rates.

During the third quarter of 2016, the Company recognized a non-cash goodwill impairment charge of $7.7 million within its Job Site reporting unit. The Job Site reporting unit, which is included in the Products Segment, designs, manufactures, and sells portable light towers and heaters under the Allmand brand. The impairment charge is a non-cash expense that did not adversely affect the Company’s debt position, cash flow, liquidity, or compliance with financial covenants under its credit facilities.

Corporate Items:

The effective tax rates for the third quarter and first nine months of fiscal 2016 were 33.0% and 28.7% respectively, compared to 20.2% and 5.7% for the same respective periods last year. The tax rates for the third quarter and first nine months of fiscal 2016 were impacted by non-deductible goodwill impairment. The tax rates for the third quarter and first nine months of fiscal 2016 and 2015 were impacted by the U.S. research and development tax credit and foreign earnings in jurisdictions with tax rates that vary from the U.S. statutory rate. The tax rate for the first nine months of 2015 was additionally impacted by the reversal of previously recorded reserves as a result of the effective settlement of the Company’s IRS audit.

Financial Position:

Net debt at March 27, 2016 was $211.9 million (total debt of $255.6 million less $43.7 million of cash), or $23.5 million lower than the $235.4 million (total debt of $285.1 million less $49.7 million of cash) at March 29, 2015. Cash flows used in operating activities for fiscal 2016 were $5.4 million compared to $52.1 million in fiscal 2015. The improvement in operating cash flows used was primarily related to changes in working capital due to lower inventory levels and accounts receivable. Inventory levels were elevated last year in the third quarter to support the McDonough plant closure and the introduction of a new engine line. Cash flows used in investing activities for fiscal 2016 were $63.0 million compared to $103.9 million in fiscal 2015. The decrease in cash used in investing activities was primarily related to $19.1 million of cash paid for our investment in Power Distributors, an unconsolidated affiliate, in fiscal 2016, as compared to $59.9 million of cash paid for the Allmand acquisition in fiscal 2015.

Restructuring:

During the third quarter of fiscal 2016, the Company continued implementing the previously announced restructuring actions to narrow its assortment of lower-priced Snapper consumer lawn and garden equipment and consolidate its Products segment manufacturing facilities in order to reduce costs. Products Segment pre-tax restructuring costs for the third quarter and first nine months of fiscal 2016 were $0.7 million and $5.8 million, respectively. Pre-tax restructuring cost estimates for the Products Segment for fiscal 2016 are $6 million to $8 million. Incremental pre-tax savings related to the Products Segment restructuring actions during the third quarter of fiscal 2016 were $2.0 million. Incremental cost savings as a result of Products Segment restructuring actions are anticipated to be $6 million to $7 million in fiscal 2016. Engines Segment restructuring actions implemented and completed in the first quarter of fiscal 2016 resulted in pre-tax restructuring costs of $1.4 million.

Share Repurchase Program:

On August 13, 2014, the Board of Directors authorized up to $50 million in funds for use in the common share repurchase program with an expiration date of June 30, 2016. As of March 27, 2016, the Company had remaining authorization to repurchase up to approximately $7 million of common stock under this authorization. On April 21, 2016, the Board of Directors authorized up to an additional $50 million in funds for use in the common share repurchase program with an expiration date of June 29, 2018. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first nine months of fiscal 2016, the Company repurchased approximately 1,841,000 shares on the open market at an average price of $18.14 per share.

Outlook:

For fiscal 2016, we continue to expect that adjusted consolidated net income will be in a range of $56 million to $63 million or $1.25 to $1.41 per diluted share; prior to the impact of any previously recognized adjustments, additional restructuring actions or share repurchases. Operating margins, which now include equity in earnings of unconsolidated affiliates for the second half of fiscal 2016, are expected to be approximately 5.1% to 5.3%. Operating margins for fiscal 2015 were 5.2% including the equity in earnings of unconsolidated affiliates for the second half of the fiscal year. Compared to last year, operating margins are expected to be consistent as product margin expansion and manufacturing cost reductions are tempered by reduced international sales, including the impacts of a stronger U.S. dollar, and reduced plant utilization in response to lower sales, particularly within the job site products business.

Due to weakness in consumer spending for outdoor power equipment in our international markets and reduced demand for job site products due to elevated channel inventories, we are revising our fiscal 2016 consolidated net sales to be in a range of $1.85 billion to $1.92 billion, down from previous guidance of $1.90 billion to $1.96 billion. We continue to estimate that the retail market for U.S. lawn and garden products will increase an estimated 1% to 3% this season, reflecting a gradual improvement in the housing market. The lower end of our range includes the possibility that sales of lawn and garden products shift to later in the season due to retail sales patterns, retailer reorders, and OEM production schedules. Acquisitions completed in fiscal 2015 are expected to add approximately 1.5% to net sales reflecting reduced job site products sales. Offsetting the U.S. lawn and garden organic growth and acquisition growth are lower estimated sales of approximately 2% related to our reduction of the lower margin Snapper SKUs that were discontinued as part of the restructuring program and unfavorable net foreign currency impacts caused by a strong U.S. dollar.

Interest expense is estimated to be approximately $21 million. Other income, which excludes equity in earnings of unconsolidated affiliates for the second half of fiscal 2016, is expected to be $5.5 million. We estimate that approximately $3.0 million of equity in earnings of unconsolidated affiliates will shift to income from operations due to the reporting change implemented in the third quarter of fiscal 2016. The effective tax rate excluding restructuring charges is projected to be in a range of 29% to 31% and capital expenditures are projected to be approximately $65 million to $70 million.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.basco.com/investor relations.

Also available is a dial-in number to access the call real-time at (866) 259-1024. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1666200.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro®, Ferris®, PowerBoss®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended March		Nine Months Ended March
	FY2016	FY2015	FY2016	FY2015
NET SALES	$603,750	$619,015	$1,306,587	$1,355,931
COST OF GOODS SOLD	476,075	492,847	1,032,398	1,080,883
RESTRUCTURING CHARGES	580	7,088	5,686	20,780
Gross Profit	127,095	119,080	268,503	254,268

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	75,288	72,714	219,980	216,767
RESTRUCTURING CHARGES	144	943	1,430	2,481
GOODWILL IMPAIRMENT	7,651	—	7,651	—
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	1,105	—	1,105	—
Income from Operations	45,117	45,423	40,547	35,020

INTEREST EXPENSE	(5,593)	(5,233)	(15,142)	(14,641)
OTHER INCOME	511	2,323	4,348	6,749
Income before Income Taxes	40,035	42,513	29,753	27,128

PROVISION FOR INCOME TAXES	13,212	8,592	8,541	1,542
Net Income	$26,823	$33,921	$21,212	$25,586

EARNINGS PER SHARE
Basic	$0.62	$0.75	$0.48	$0.56
Diluted	0.61	0.75	0.48	0.56

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,621	44,160	43,158	44,605
Diluted	42,889	44,241	43,377	44,656
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)
(Unaudited)

	Three Months Ended March		Nine Months Ended March
	FY2016	FY2015	FY2016	FY2015
International sales based on product shipment destination	$160,277	$190,083	$404,493	$465,130

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of March
(In Thousands)
(Unaudited)

CURRENT ASSETS:	FY2016	FY2015
Cash and Cash Equivalents	$43,716	$49,694
Accounts Receivable, Net	279,127	315,725
Inventories	419,537	446,896
Deferred Income Tax Asset	47,902	48,958
Prepaid Expenses and Other Current Assets	29,993	35,463
Total Current Assets	820,275	896,736

OTHER ASSETS:
Goodwill	160,998	156,278
Investments	56,715	29,354
Debt Issuance Costs, Net	3,937	3,950
Other Intangible Assets, Net	106,544	95,405
Deferred Income Tax Asset	14,393	129
Other Long-Term Assets, Net	13,113	12,445
Total Other Assets	355,700	297,561

PLANT AND EQUIPMENT:
At Cost	1,038,994	1,028,368
Less - Accumulated Depreciation	724,611	728,136
Plant and Equipment, Net	314,383	300,232
	$1,490,358	$1,494,529

CURRENT LIABILITIES:
Accounts Payable	$212,372	$197,476
Short-Term Debt	32,443	60,100
Accrued Liabilities	155,965	158,644
Total Current Liabilities	400,780	416,220

OTHER LIABILITIES:
Accrued Pension Cost	194,542	107,992
Accrued Employee Benefits	22,778	24,487
Accrued Postretirement Health Care Obligation	41,165	51,750
Deferred Income Tax Liability	6	3,414
Other Long-Term Liabilities	52,299	40,822
Long-Term Debt	223,149	225,000
Total Other Liabilities	533,939	453,465

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	73,072	76,332
Retained Earnings	1,074,959	1,056,981
Accumulated Other Comprehensive Loss	(280,940)	(218,840)
Treasury Stock, at Cost	(312,031)	(290,208)
Total Shareholders' Investment	555,639	624,844
	$1,490,358	$1,494,529

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended March
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2016	FY2015
Net Income	$21,212	$25,586
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Depreciation and Amortization	40,579	39,302
Stock Compensation Expense	4,792	4,840
Goodwill Impairment	7,651	—
Loss on Disposition of Plant and Equipment	454	300
Provision for Deferred Income Taxes	3,656	914
Equity in Earnings of Unconsolidated Affiliates	(4,292)	(5,005)
Dividends Received from Unconsolidated Affiliates	5,039	4,381
Non-Cash Restructuring Charges	1,725	12,445
Changes in Operating Assets and Liabilities:
Accounts Receivable	(64,488)	(88,898)
Inventories	(41,903)	(58,715)
Other Current Assets	1,429	5,917
Accounts Payable, Accrued Liabilities and Income Taxes	25,598	18,844
Other, Net	(6,808)	(12,046)
Net Cash Used in Operating Activities	(5,356)	(52,135)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(41,092)	(44,157)
Cash Paid for Acquisitions, Net of Cash Acquired	(3,074)	(59,855)
Cash Paid for Investment in Unconsolidated Affiliates	(19,100)	—
Proceeds Received on Disposition of Plant and Equipment	997	318
Other, Net	(750)	(250)
Net Cash Used in Investing Activities	(63,019)	(103,944)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	32,443	60,100
Payments on Long-Term Debt	(1,851)	—
Debt Issuance Costs	(932)	—
Cash Dividends Paid	(11,885)	(11,374)
Stock Option Exercise Proceeds and Tax Benefits	11,165	3,921
Treasury Stock Purchases	(33,394)	(39,560)
Net Cash Provided by (Used in) Financing Activities	(4,454)	13,087

EFFECT OF EXCHANGE RATE CHANGES	(1,845)	(1,982)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(74,674)	(144,974)
CASH AND CASH EQUIVALENTS, Beginning	118,390	194,668
CASH AND CASH EQUIVALENTS, Ending	$43,716	$49,694

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended March
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$99,371	$—	$99,371	$98,885	$—	$98,885
Products	27,527	580	28,107	19,908	7,088	26,996
Inter-Segment Eliminations	197	—	197	287	—	287
Total	$127,095	$580	$127,675	$119,080	$7,088	$126,168
Engineering, Selling, General and Administrative Expenses
Engines	$47,759	$—	$47,759	$45,345	$—	$45,345
Products	27,529	—	27,529	27,369	110	27,259
Total	$75,288	$—	$75,288	$72,714	$110	$72,604
Segment Income (Loss) (2)
Engines	$52,166	$—	$52,166	$54,928	$—	$54,928
Products	(7,246)	8,375	1,129	(8,128)	8,141	13
Inter-Segment Eliminations	197	—	197	287	—	287
Total	$45,117	$8,375	$53,492	$47,087	$8,141	$55,228

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	1,664	—	1,664
Income from Operations	$45,117	$8,375	$53,492	$45,423	$8,141	$53,564

Income before Income Taxes	40,035	8,375	48,410	42,513	8,141	50,654
Provision for Income Taxes	13,212	254	13,466	8,592	2,849	11,441
Net Income	$26,823	$8,121	$34,944	$33,921	$5,292	$39,213

Earnings Per Share
Basic	$0.62	$0.18	$0.80	$0.75	$0.11	$0.86
Diluted	0.61	0.19	0.80	0.75	0.11	0.86
(1) For the third quarter of fiscal 2016, includes pre-tax restructuring charges of $724 ($470 after tax) and goodwill impairment charge of $7,651 which is not deductible for income tax purposes. For the third quarter of fiscal 2015, includes pre-tax restructuring charges of $8,031 ($5,220 after tax) and pre-tax acquisition-related charges of $110 ($72 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Nine Month Periods Ended March
(In Thousands, except per share data)
(Unaudited)

	Nine Months Ended March
	FY2016 Reported	Adjustments(1)	FY2016 Adjusted	FY2015 Reported	Adjustments(1)	FY2015 Adjusted
Gross Profit
Engines	$188,783	$464	$189,247	$189,580	$—	$189,580
Products	81,414	5,472	86,886	64,505	21,952	86,457
Inter-Segment Eliminations	(1,694)	—	(1,694)	183	—	183
Total	$268,503	$5,936	$274,439	$254,268	$21,952	$276,220
Engineering, Selling, General and Administrative Expenses
Engines	$138,273	$2,825	$135,448	$133,612	$—	$133,612
Products	81,707	26	81,681	83,155	469	82,686
Total	$219,980	$2,851	$217,129	$216,767	$469	$216,298
Segment Income (Loss) (2)
Engines	$52,195	$4,179	$56,374	$59,967	$—	$59,967
Products	(6,767)	13,689	6,922	(20,125)	24,902	4,777
Inter-Segment Eliminations	(1,694)	—	(1,694)	183	—	183
Total	$43,734	$17,868	$61,602	$40,025	$24,902	$64,927

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	3,187	—	3,187	5,005	—	5,005
Income from Operations	$40,547	$17,868	$58,415	$35,020	$24,902	$59,922

Income before Income Taxes	29,753	17,868	47,621	27,128	24,902	52,030
Provision for Income Taxes	8,541	4,199	12,740	1,542	8,716	10,258
Net Income	$21,212	$13,669	$34,881	$25,586	$16,186	$41,772

Earnings Per Share
Basic	$0.48	$0.31	$0.79	$0.56	$0.35	$0.91
Diluted	0.48	0.31	0.79	0.56	0.35	0.91
(1) For the first nine months of fiscal 2016, includes pre-tax restructuring charges of $7,116 ($4,671 after tax), goodwill impairment charge of $7,651 which is not deductible for income tax purposes, pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), and a tax benefit of $669 for reinstatement of a deferred tax asset related to an investment in marketable securities. For the first nine months of fiscal 2015, includes pre-tax restructuring charges of $23,261 ($15,120 after tax) and pre-tax acquisition-related charges of $1,641 ($1,066 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.